Exhibit 99.1

Cherokee International Reports Fourth Quarter and Year End 2007 Financial Results

TUSTIN, Calif.--(BUSINESS WIRE)--Cherokee International Corporation (NASDAQ: CHRK), a leading designer and manufacturer of power supplies, today announced its financial results for the fourth quarter and year ended December 30, 2007.

Net sales for the fourth quarter of 2007 were $38.5 million, up over 2% compared to $37.6 million for the fourth quarter of 2006. Sequentially, net sales for the fourth quarter 2007 were up $8.1 million or 27% when compared to $30.4 million for the third quarter of 2007.

The Company exceeded its net sales guidance of $36 million to $37 million given during the Company’s last analyst conference call. All of the sales growth for the quarter and year was internally generated as there are no acquired businesses in the net sales reported.

The net loss for the fourth quarter of 2007 was $4.0 million, or $0.21 per diluted share. Excluding a non-cash impairment charge, related to the Company’s European operation, for goodwill under SFAS 142 of $5.2 million, or $0.27 per diluted share, the Company had net income on a non-GAAP basis during the fourth quarter of 2007 of $1.2 million, or $0.06 per share. This compares to GAAP net income of $0.3 million, or $0.01 per diluted share, for the fourth quarter a year ago and a GAAP net loss of $1.3 million, or $0.07 per diluted share, for the third quarter of 2007.

“The fourth quarter had strong sales capturing and delivering on new and existing design wins with over 25 new products introduced during the third quarter,” said Jeffrey M. Frank, Cherokee’s President and Chief Executive Officer. “We were pleased with our non-GAAP net income of $1.2 million, or $0.06 per diluted share, compared to GAAP net income of $0.3 million, or $0.01 per diluted share, for the fourth quarter a year ago. We believe our improved gross margin and operating leverage, as a result of our China facility’s ability to increase production levels, will serve as momentum for the coming year.”

Gross profit for the fourth quarter was $8.6 million, up over 13.6% compared to $7.6 million for the same period in 2006, and up over 49.9% sequentially from the third quarter of 2007. Our gross margin of 22.3% for the fourth quarter of 2007 was up from the 20.1% realized in the fourth quarter of 2006 and also up sequentially from the 18.9% realized in the third quarter of 2007.

“The strength of our fourth quarter operating performance came primarily from our North American and China operations,” said Linster W. Fox, Cherokee’s EVP, CFO and Secretary. “Greater utilization of our factory in Shanghai, together with our departure from Mexico last year, has enabled us to realize direct labor efficiencies in our manufactured products. More importantly, this has enabled us to exit the fourth quarter with hard fought ongoing economies that include a shorter supply chain, lower bill of material costs, improved logistics, shorter lead times, lower freight, less handling, higher inventory turns and better cash flow.”

Operating expenses for the fourth quarter of 2007 were $13.0 million. Excluding the non-cash impairment charge for goodwill of $5.2 million, operating expenses on a non-GAAP basis were $7.8 million for the fourth quarter of 2007. This compares to GAAP operating expenses of $7.1 million for the fourth quarter of 2006, and $6.7 million for the third quarter of 2007. Operating expenses, as a percentage of net sales, were 33.7% on a GAAP basis and 20.2% on a non-GAAP basis in the fourth quarter of 2007, compared to 18.8% on a GAAP basis in the same quarter of 2006 and 22.1% on a GAAP basis in the third quarter of 2007.

Our 10-K consolidated statement of operations for fiscal year 2006 identified a long-term employment liability reduction of $1.7 million and restructuring costs of $0.4 million in the fourth quarter of 2006. That $1.3 million net credit did not reoccur in the fourth quarter of 2007.

For the year ended December 30, 2007, net sales decreased 11% to $128.5 million, compared to $145.0 million for the year ended December 31, 2006. The decrease in net sales for the year was mainly due to $13.7 million of lower net sales from two large European customers in the telecom sector. One customer placed a large order in 2006 and had lower production volumes in 2007. The other customer’s product reached its end of life.

The net loss for the year ended December 30, 2007 was $9.0 million, or $0.46 per diluted share, including a non-cash fourth quarter impairment charge for goodwill under SFAS 142 of $5.2 million, or $0.27 per diluted share, compared to net income of $0.1 million, or $0.00 per diluted share, for the year ended December 31, 2006. Gross profit was $25.6 million, compared to $30.6 million for 2006. Gross margin for the year ended December 30, 2007 decreased to 19.9%, compared to 21.1% the prior year.

The Company also announced today that its financial statements for the fiscal year ended December 30, 2007 that will be included in its Annual Report on Form 10-K will contain an audit opinion with a going concern paragraph from its independent accounting firm. Further information regarding the going concern issue will be included in the Company’s Annual Report on Form 10-K that the Company expects to file with the Securities and Exchange Commission on March 28, 2008. The going concern language addresses the uncertainty caused by the Company’s $46.6 million 5.25% Senior Notes becoming due on November 1, 2008 or less than twelve months from their December 30, 2007 balance sheet date.

“We, and our investment bankers, are currently in active negotiations with the majority of our bondholders to extend the maturity of the Senior Notes,” added Mr. Fox.

Conference Call Information

The senior management of Cherokee will hold a conference call on Friday, March 28, 2008 at 11:00 a.m. Eastern (8:00 a.m. Pacific) to discuss the quarter and the year in more detail. This conference call will be webcast live and can be accessed from Cherokee’s website at www.cherokeepwr.com. A replay of the webcast will be available on Cherokee’s website immediately following the call.

Investors who prefer to dial into the conference may call 877-604-9669 (or 719-325-4888 for International callers). The conference ID is 8028634. Please call in 10 minutes before the start of the call.

A telephone replay will be available shortly after the live call. The telephone replay number in the U.S. is 888-203-1112 (or 719-457-0820 for International callers). Passcode for the telephone replay is 8028634. The telephone replay will be available through 11:59 p.m. Eastern, Sunday, March 30, 2008.

About Cherokee International

Cherokee International designs, manufactures and markets high-reliability custom and standard switch-mode power supplies for datacom, telecom, medical and process-control applications. With advanced manufacturing facilities and engineering expertise located worldwide, Cherokee applies a customer-focused approach to provide high-reliability power products to manufacturers, reducing time to market. As the leading provider of custom-designed power sources, Cherokee also delivers a complete range of standard and modified-standard AC/DC power supplies, AC/DC rectifiers and power shelves, and DC/DC converters. Cherokee International headquarters are at 2841 Dow Ave, Tustin, California 92780 and can be reached at 714-544-6665. European operations are at Boulevard de l’Europe 131, 1301 Wavre, Belgium and can be reached at +32 10 438 510. Cherokee International (China) Power Supply Ltd. is located at 1353 Chenqiao Road, Shanghia Fengpu Industrial Park Shanghai, 201401 China and can be reached at 021 6710 8910. Additional information about the Company and its products is available at http://www.cherokeepwr.com.

Safe Harbor Statement

Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and include our statement in this press release that we believe our China facility’s ability to increase production levels will serve as a catalyst for a strong and profitable 2008. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (3) changes in the Company's sales mix to lower margin products, (4) increased competition in the Company's industry, (5) disruptions of the Company's established supply channels, (6) the Company's level of debt and restrictions imposed by its debt agreements and the Company’s ability to repay this debt, and (7) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.

CHEROKEE INTERNATIONAL CORPORATION
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Year to date
	Dec 30,	Dec 31,	Dec 30,	Dec 31,
	2007	2006	2007	2006

Net sales	$38,501	$37,566	$128,496	$145,028
Cost of sales	29,908	30,003	102,904	114,439
Gross profit	8,593	7,563	25,592	30,589
Operating Expenses:
Engineering and development	2,849	2,617	10,889	9,504
Selling and marketing	1,925	2,145	7,172	6,887
General and administrative	3,000	3,610	12,177	12,483
Goodwill impairment	5,197	-	5,197	-
Restructuring costs	-	422	155	697
Asset impairment	-	-	-	285
Long-term employment liabilities reduction	-	(1,718)	-	(1,718)
Total operating expenses	12,971	7,076	35,590	28,138
Operating income (loss)	(4,378)	487	(9,998)	2,451

Interest expense	(720)	(688)	(2,804)	(2,786)
Gain on sale of Mexico Facility building	-	-	430	-
Gain on sale of Mexico Corporation	431	-	431	-
Other income, net	225	14	516	335
Income (loss) before income taxes	(4,442)	(187)	(11,425)	-
Provision (benefit) for income taxes	(453)	(465)	(2,452)	(83)
Net income (loss)	$(3,989)	$278	$(8,973)	$83

Net income (loss) per share:
Basic	$(0.21)	$0.01	$(0.46)	$-
Diluted	$(0.21)	$0.01	$(0.46)	$-

Weighted average shares outstanding:
Basic	19,434	19,316	19,387	19,286
Diluted	19,434	19,323	19,387	19,298
CHEROKEE INTERNATIONAL CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands)

	December 30,	December 31,
	2007	2006
ASSETS

Current Assets:
Cash and cash equivalents	$8,484	$8,881
Accounts receivable, net	31,237	27,403
Inventories, net	28,021	29,991
Prepaid expenses and other current assets	1,583	2,503
Deferred Income taxes	363	-
Total current assets	69,688	68,778

Property and equipment, net	19,194	19,888
Deposits and other assets	1,515	1,376
Deferred financing costs, net	86	216
Deferred income taxes - long-term portion	1,257	318
Goodwill	1,120	6,317
Total Assets	$92,860	$96,893

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$15,140	$13,944
Accrued liabilities	4,667	4,968
Accrued compensation and benefits	6,876	7,882
Accrued restructuring costs	431	879
Borrowings under revolving line of credit	3,395	-
Current debt	24,485	-
Current debt payable to affiliates	22,145	-
Total current liabilities	77,139	27,673

Long-term debt	$-	$24,485
Long-term debt payable to affiliates	-	22,145
Total long-term debt	-	46,630

Other long-term obligations	$4,534	$6,715

Common stock	$19	$19
Paid-in capital	186,035	184,813
Accumulated deficit	(178,323)	(169,373)
Accumulated other comprehensive income	3,456	416
Total stockholders' equity	11,187	15,875
Total Liabilities and Stockholders' Equity	$92,860	$96,893

CONTACT:
Cherokee International Corporation
Lin Fox, Chief Financial Officer
714-508-2043
lin.fox@cherokeepwr.com
or
Ann Jones, Investor Relations
714-508-2088
714-227-0391
info@cherokeepwr.com